Exhibit 99.1

STAAR Surgical Reports Third Quarter 2020 Results

LAKE FOREST, CA, November 4, 2020 --- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses and companion delivery systems for the eye, today reported financial results for the third quarter ended October 2, 2020.

Third Quarter 2020 Overview

•	Record Quarterly Net Sales of $47.1 Million Up 21% from the Prior Year Quarter
•	Record Quarterly ICL Sales of $41.5 Million Up 23% from the Prior Year Quarter
•	Record Quarterly ICL Units, Up 25% from the Prior Year Quarter
•	Gross Margin at 74.1% vs. 74.4% in the Prior Year Quarter
•	Net Income of $0.08 per Share vs. Prior Year Quarter Net Income of $0.05 per Share
•	Cash and Cash Equivalents Ended the Quarter at $128.3 Million up from $116.3 Million in Q2 2020

“STAAR achieved 25% year-over-year global ICL unit growth for the third quarter of 2020 with demand building each month throughout the quarter. Third quarter results reflect strong growth in our North America, Europe and APAC markets, partially offset by the India and Middle East markets which significantly underperformed and were more greatly impacted by COVID-19,” said Caren Mason, President and CEO of STAAR Surgical. “Standout markets in the third quarter included China up 33%, Japan up 67%, Korea up 21%, Rest of Asia Pacific up 67%, Spain up 24%, Germany up 13% and distributor markets in Europe up 17% in ICL units year over year. ICL implanted units in the U.S. were up 74% sequentially in the quarter as STAAR supported our physician customers with a Refractive Restart program designed to encourage doctor recommendation and patient selection of our current Visian ICL lenses. Lens-based practice support in the U.S. using STAAR-provided clinical and business development validation continues to gain adoption by surgeons who speak to us of happy patients today and excitement about the possibilities of a future with the EVO version of our ICL lenses.”

“In a year of considerable uncertainty, STAAR is endeavoring to provide a level of predictability to both our financial performance and the clinical experience. We achieved strong unit and sales growth while also demonstrating an operating discipline that allowed increased operating income. During the third quarter we also advanced our pipeline of new products for the U.S. and Europe. We completed enrollment for the primary study analysis cohort of 300 subjects in our U.S. EVO clinical trial and are pleased to report they have now been implanted with the EVO lens and will be followed pursuant to the clinical trial protocol. Today, we also announced via press release, the initial implementation of the phased rollout of STAAR’s innovative EVO Viva™ presbyopia-correcting lens in Europe. A paper on the EVO Viva lens has been published in Clinical Ophthalmology, consumer websites were recently launched, and the first commercial EVO Viva lens patient has been implanted in Belgium,” concluded Ms. Mason.

Financial Overview – Q3 2020

Net sales were $47.1 million for the third quarter of 2020, up 21% compared to $39.1 million reported in the prior year quarter. The sales increase was driven by ICL revenue and unit growth of 23% and 25%, respectively, as compared to the prior year period. Other Product Sales increased 7% compared to the prior year quarter due to increased injector parts sales. ICL revenue was 88% of total Net sales for the third quarter of 2020.

Gross profit margin for the third quarter of 2020 was 74.1% compared to the prior year period of 74.4%. Factors negatively impacting gross margin in the third quarter of 2020, as compared to the prior year period, include geographic sales mix, period costs associated with manufacturing expansion projects, and the increased mix of injector part sales which carry a lower margin.

Operating expenses for the third quarter were $30.0 million compared to the prior year quarter of $25.7 million. General and administrative expenses were $8.6 million compared to the prior year quarter of $7.1 million. The increase in general and administrative expenses was due to due to increased salary-related expenses, variable compensation and facility costs. Selling and marketing expenses were $12.6 million compared to the prior year quarter of $12.5 million. The increase in selling and marketing expenses is due to increased salary-related expenses, advertising and promotional activities and variable compensation, offset by decreased trade show and travel expenses. Research and development expenses were $8.8 million compared to the prior year quarter of $6.2 million. The increase in research and development expenses is primarily due to increased clinical expenses associated with the EVO clinical trial in the U.S., and increased salary-related expenses and variable compensation.

Net income for the third quarter of 2020 was $3.9 million or $0.08 per diluted share compared with net income of $2.4 million or $0.05 per diluted share for the prior year quarter. Adjusted Net Income for the third quarter of 2020 was $6.7 million or $0.14 per diluted share compared to $5.5 million or $0.12 per diluted share for the prior year quarter. The reconciliation between GAAP and non-GAAP financial information is provided in the financial tables included with this release.

Cash and cash equivalents at October 2, 2020 totaled $128.3 million, compared to $116.3 million at July 3, 2020. The Company had $1.4 million drawn on its line of credit in Japan and no other debt at October 2, 2020. The sequential increase in cash is primarily due to $9.6 million of cash generated from operations during the third quarter.

Conference Call

The Company will host a conference call and webcast today, Wednesday, November 4 at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss its financial results and operational progress. To access the conference call (Conference ID 6253229), please dial 833-350-1429 for domestic participants and 647-689-6661 for international participants. The live webcast can be accessed from the investor relations section of the STAAR website at www.staar.com.

A taped replay of the conference call (Conference ID 6253229) will be available beginning approximately one hour after the call’s conclusion for seven days. This replay can be accessed by dialing 800-585-8367 for domestic callers and 416-621-4642 for international callers. An archived webcast will also be available at www.staar.com.

Use of Non-GAAP Financial Measures

This press release includes supplemental non-GAAP financial information, which STAAR believes investors will find helpful in understanding its operating performance. “Adjusted Net Income” excludes the following items that are included in “Net Income” as calculated in accordance with U.S. generally accepted accounting principles (“GAAP”): gain or loss on foreign currency transactions, stock-based compensation expenses, and valuation allowance adjustments.  Management believes that “Adjusted Net Income” is useful to investors in gauging the outcome of the key drivers of the business performance:  the ability to increase sales revenue and our ability to increase profit margin by improving the mix of high value products while reducing the costs over which management has control.

Management has also excluded gains and losses on foreign currency transactions because of the significant fluctuations that can result from period to period as a result of market driven factors. Stock-based compensation expenses consist of expenses for stock options and restricted stock under the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) 718.  Valuation allowance adjustments can occur from time to time based on forecasted changes in operating results until all net operating loss carryforwards are fully utilized.  In calculating Adjusted Net Income, STAAR excludes these expenses because they are non-cash expenses and because of the considerable judgment involved in calculating their values.  In addition, these expenses tend to be driven by fluctuations in the price of our stock and not by the same factors that generally affect our other business expenses.

The Company also uses Constant Currency as a Non-GAAP financial measure to exclude the effects of currency fluctuations on net sales. The Company conducts a significant part of its activities outside the U.S. It receives sales revenue and pays expenses principally in U.S. dollars, Swiss francs, Japanese yen and euros. The exchange rates between dollars and non-U.S. currencies can fluctuate greatly and can have a significant effect on the Company’s results when reported in U.S. dollars. In order to compare the Company's performance from period to period without the effect of currency, the Company will apply the same average exchange rate applicable in the prior period, or the "constant currency" rate to sales or expenses in the current period as well. Because changes in currency are outside of the control of the Company and its managers, management finds this non-GAAP measure useful in determining the long-term progress of its initiatives and determining whether its managers are achieving their performance goals. The Company believes that the non-GAAP constant-currency sales results measures provided in this press release are similarly useful to investors to give insight on long term trends in the Company's performance without the external effect of changes in relative currency values. The table below shows sales results calculated in accordance with GAAP, the effect of currency, and the resulting non-GAAP measure expressed in constant currency.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 30 years, designs, develops, manufactures and markets implantable lenses for the eye with companion delivery systems. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL”, which includes the EVO Visian ICL™ product line. More than 1,000,000 Visian® ICLs have been implanted to date and STAAR markets these lenses in over 75 countries. To learn more about the ICL go to: www.discovericl.com.  Headquartered in Lake Forest, CA, the company operates manufacturing and packaging facilities in Aliso Viejo, CA, Monrovia, CA and Nidau, Switzerland. For more information, please visit the Company’s website at www.staar.com.

Safe Harbor

All statements that are not statements of historical fact are forward-looking statements, including statements about any of the following: any financial projections, plans, strategies, and objectives of management for 2020 or 2021 or prospects for achieving such plans, expectations for sales, revenue, margin, expenses or earnings, the expected impact of the COVID-19 pandemic and related public health measures (including but not limited to its impact on sales, operations or clinical trials globally), product safety or effectiveness, the status of our pipeline of ICL products with regulators, including our EVO family of lenses in the U.S., and any statements of assumptions underlying any of the foregoing, including those relating to our product pipeline and market expansion activities. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include risks and uncertainties related to the COVID-19 pandemic and related public health measures, as well as the factors set forth in the Company’s Quarterly Report on Form 10-Q for the quarter ended April 3, 2020, and Annual Report on Form 10-K for the year ended January 3, 2020 under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.” We disclaim any intention or obligation to update or revise any financial projections or forward-looking statement due to new information or events. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: global economic conditions; the discretion of regulatory agencies to approve or reject existing, new or improved products, or to require additional actions before approval, or to take enforcement action; international trade disputes; uncertainty caused by the outcome of the U.S. election; and the willingness of surgeons and patients to adopt a new or improved product and procedure. The EVO version of our ICL lens is not yet approved for sale in the United States.

CONTACT:Investors & Media

Brian Moore

Vice President, Investor, Media Relations and Corporate Development

(626) 303-7902, Ext. 3023

bmoore@staar.com

Consolidated Balance Sheets

(in 000’s)

Unaudited

ASSETS	October 2, 2020	January 3, 2020
Current assets:
Cash and cash equivalents	$128,338	$119,968
Accounts receivable trade, net	42,063	30,996
Inventories, net	18,234	17,142
Prepayments, deposits, and other current assets	7,368	6,560
Total current assets	196,003	174,666
Property, plant, and equipment, net	22,662	17,065
Finance lease right-of-use assets, net	640	1,867
Operating lease right-of-use assets, net	7,725	6,684
Intangible assets, net	275	296
Goodwill	1,786	1,786
Deferred income taxes	5,007	3,750
Other assets	600	751
Total assets	$234,698	$206,865

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$1,353	$1,827
Accounts payable	7,830	8,050
Obligations under finance leases	422	560
Obligations under operating leases	2,215	2,700
Allowance for sales returns	4,427	3,644
Other current liabilities	17,612	17,697
Total current liabilities	33,859	34,478
Obligations under finance leases	73	366
Obligations under operating leases	5,571	4,086
Asset retirement obligations	216	211
Pension liability	8,587	7,840
Total liabilities	48,306	46,981

Stockholders’ equity:
Common stock	461	448
Additional paid-in capital	328,074	304,288
Accumulated other comprehensive loss	(2,925)	(3,048)
Accumulated deficit	(139,218)	(141,804)
Total stockholders’ equity	186,392	159,884
Total liabilities and stockholders’ equity	$234,698	$206,865

Consolidated Statements of Income

(In 000’s except for per share data)

Unaudited

	Three Months Ended						Nine Months Ended
	% of	October 2,	% of	September 27,	Fav (Unfav)		% of	October 2,	% of	September 27,	Fav (Unfav)
	Sales	2020	Sales	2019	Amount	%	Sales	2020	Sales	2019	Amount	%
Net sales	100.0%	$47,081	100.0%	$39,055	$8,026	20.6%	100.0%	$117,462	100.0%	$111,302	$6,160	5.5%

Cost of sales	25.9%	12,210	25.6%	10,004	(2,206)	-22.1%	28.4%	33,401	25.3%	28,172	(5,229)	-18.6%

Gross profit	74.1%	34,871	74.4%	29,051	5,820	20.0%	71.6%	84,061	74.7%	83,130	931	1.1%

Selling, general and administrative expenses:
General and administrative	18.2%	8,589	18.2%	7,098	(1,491)	-21.0%	20.8%	24,406	19.3%	21,443	(2,963)	-13.8%
Selling and marketing	26.9%	12,649	31.9%	12,463	(186)	-1.5%	29.0%	34,003	30.8%	34,288	285	0.8%
Research and development	18.6%	8,751	15.8%	6,156	(2,595)	-42.2%	19.5%	22,960	16.1%	17,889	(5,071)	-28.3%
Total selling, general, and administrative expenses	63.7%	29,989	65.9%	25,717	(4,272)	-16.6%	69.3%	81,369	66.2%	73,620	(7,749)	-10.5%

Operating income	10.4%	4,882	8.5%	3,334	1,548	46.4%	2.3%	2,692	8.5%	9,510	(6,818)	-71.7%

Other income (expense):
Interest income, net	0.0%	1	0.6%	266	(265)	-99.6%	0.2%	237	0.7%	796	(559)	-70.2%
Gain (loss) on foreign currency transactions	1.0%	468	-1.5%	(584)	1,052	180.1%	0.3%	388	-0.7%	(821)	1,209	147.3%
Royalty income	0.2%	93	0.3%	106	(13)	-12.3%	0.2%	239	0.4%	440	(201)	-45.7%
Other income (expense), net	-0.1%	(63)	0.1%	26	(89)	-342.3%	0.0%	(83)	0.1%	124	(207)	-166.9%
Total other income (expense), net	1.1%	499	-0.5%	(186)	685	368.3%	0.7%	781	0.5%	539	242	44.9%

Income before provision for income taxes	11.5%	5,381	8.0%	3,148	2,233	70.9%	3.0%	3,473	9.0%	10,049	(6,576)	-65.4%

Provision for income taxes	3.2%	1,489	1.9%	760	(729)	-95.9%	0.8%	887	2.1%	2,380	1,493	62.7%

Net income	8.3%	$3,892	6.1%	$2,388	$1,504	63.0%	2.2%	$2,586	6.9%	$7,669	$(5,083)	-66.3%

Net income (loss) per share - basic		$0.08		$0.05				$0.06		$0.17
Net income (loss) per share - diluted		$0.08		$0.05				$0.05		$0.16

Weighted average shares outstanding - basic		45,903		44,563				45,394		44,426
Weighted average shares outstanding - diluted		48,180		46,857				47,589		46,848

Consolidated Statements of Cash Flows

(in 000’s)

Unaudited

	Three Months Ended		Nine Months Ended
	October 2, 2020	September 27, 2019	October 2, 2020	September 27, 2019
Cash flows from operating activities:
Net income	$3,892	$2,388	$2,586	$7,669
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	758	870	2,276	2,853
Amortization of long-lived intangibles	9	9	26	26
Deferred income taxes	154	133	(1,215)	526
Change in net pension liability	146	61	522	264
Stock-based compensation expense	3,126	2,558	8,965	7,778
Loss on disposal of property and equipment	-	14	3	14
Provision for sales returns and bad debts	210	341	815	309
Inventory provision	379	435	1,195	1,222
Changes in working capital:
Accounts receivable	(2,566)	2,273	(10,975)	(4,260)
Inventories	(421)	(285)	(1,353)	(179)
Prepayments, deposits and other current assets	1,536	924	(636)	(230)
Accounts payable	(954)	(17)	(657)	546
Other current liabilities	3,320	2,090	(151)	(536)
Net cash provided by operating activities	9,589	11,794	1,401	16,002

Cash flows from investing activities:
Acquisition of property and equipment	(2,049)	(2,568)	(6,259)	(7,169)
Increase in patents and licenses	-	-	-	(30)
Net cash used in investing activities	(2,049)	(2,568)	(6,259)	(7,199)

Cash flows from financing activities:
Repayment on line of credit	(3)	(513)	(511)	(1,512)
Repayment of finance lease obligations	(109)	(317)	(455)	(998)
Proceeds from vested restricted stock and exercise of stock options	4,429	719	13,987	1,831
Net cash provided by (used in) financing activities	4,317	(111)	13,021	(679)

Effect of exchange rate changes on cash and cash equivalents	166	(39)	207	204

Increase in cash and cash equivalents	12,023	9,076	8,370	8,328
Cash, cash equivalents and restricted cash, at beginning of the period	116,315	103,251	119,968	103,999
Cash, cash equivalents and restricted cash, at end of the period	$128,338	$112,327	$128,338	$112,327

Reconciliation of Non-GAAP Financial Measure

Adjusted Net Income and Net Income Per Share

(in 000’s)

Unaudited

	Three Months Ended		Nine Months Ended
	October 2, 2020	September 27, 2019	October 2, 2020	September 27, 2019
Net income (as reported)	$3,892	$2,388	$2,586	$7,669
Less:
Foreign currency impact	(468)	584	(388)	821
Stock-based compensation expense	3,126	2,558	8,965	7,778
Valuation allowance adjustment	154	-	(1,215)	-
Net income (adjusted)	$6,704	$5,530	$9,948	$16,268

Net income per share, basic (as reported)	$0.08	$0.05	$0.06	$0.17
Foreign currency impact	(0.01)	0.01	(0.01)	0.02
Stock-based compensation expense	0.08	0.06	0.20	0.18
Valuation allowance adjustment	-	-	(0.03)	-
Net income per share, basic (adjusted)	$0.15	$0.12	$0.22	$0.37

Net income per share, diluted (as reported)	$0.08	$0.05	$0.05	$0.16
Foreign currency impact	(0.01)	0.01	(0.01)	0.02
Stock-based compensation expense	0.07	0.06	0.19	0.17
Valuation allowance adjustment	-	-	(0.02)	-
Net income per share, diluted (adjusted)	$0.14	$0.12	$0.21	$0.35

Weighted average shares outstanding - Basic	45,903	44,563	45,394	44,426
Weighted average shares outstanding - Diluted	48,180	46,857	47,589	46,848

Note:  Net income per share (adjusted), basic and diluted, may not add due to rounding

STAAR Surgical Company

Reconciliation of Non-GAAP Financial Measure

Constant Currency Sales

(in 000’s)

Unaudited

	Three Months Ended
		Effect of	Constant	September 27,	As Reported		Constant Currency
Sales	October 2, 2020	Currency	Currency	2019	$ Change	% Change	$ Change	% Change
ICL	$41,493	$(346)	$41,147	$33,815	$7,678	22.7%	$7,332	21.7%

IOL	3,325	(76)	3,249	4,093	(768)	-18.8%	(844)	-20.6%
Other	2,263	(25)	2,238	1,147	1,116	97.3%	1,091	95.1%
Other Products	5,588	(101)	5,487	5,240	348	6.6%	247	4.7%

Total Sales	$47,081	$(447)	$46,634	$39,055	$8,026	20.6%	$7,579	19.4%

	Nine Months Ended
		Effect of	Constant	September 27,	As Reported		Constant Currency
Sales	October 2, 2020	Currency	Currency	2019	$ Change	% Change	$ Change	% Change
ICL	$101,561	$(251)	$101,310	$96,033	$5,528	5.8%	$5,277	5.5%

IOL	9,880	(117)	9,763	11,984	(2,104)	-17.6%	(2,221)	-18.5%
Other	6,021	(92)	5,929	3,285	2,736	83.3%	2,644	80.5%
Other Products	15,901	(209)	15,692	15,269	632	4.1%	423	2.8%

Total Sales	$117,462	$(460)	$117,002	$111,302	$6,160	5.5%	$5,700	5.1%